UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Genentech, Inc.
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TO TANOX EMPLOYEES

To: All Tanox Employees

Subject: Transition Planning Update

Date:  December 1, 2006

As a follow-up to our recent visits to Houston and San Diego, below is additional information regarding the transition planning process.

First, I would like to reiterate that we very much appreciated your openness and candor during our visits to each site. We are impressed with your commitment to collaboration and dedication to bringing the Tanox molecules to the patients who need them.

As we communicated to you during the Town Hall meetings, as part of the planning process, a number of Genentech executives representing 14 functions will be visiting the sites next week. During these visits, we will be conducting project reviews, meeting with functional managers to assess the transition of functions to Genentech, as well as meeting with many of you individually to discuss potential employment opportunities. As you have heard from Tanox management, we requested that resumes be submitted by this past Wednesday, November 29. If you were unable to send your resume but would like to interview with a Genentech manager, please send your resume to Tanox Human Resources as soon as possible. We will then work to connect you with the appropriate Genentech manager either during the upcoming site visits or via a phone interview at a later date.

On Tuesday, December 5, we will hold a 30 minute all employee meeting to introduce the Genentech staff onsite and review the purpose and agenda of our visit, followed on Wednesday, December 6 by a second Town Hall meeting to provide you with an opportunity to ask additional questions about the planning process. Once again, we hope to link up the San Diego employees by teleconference. Specific details regarding the Town Hall meeting will be communicated early next week.

Additionally, we have set up a process to collect questions so they can be answered as quickly as possible. If you have a question, please email Tanox’s single point of contact, Steve Sievert. Although we may not be able to answer each and every question, Steve will work closely with Neil Cohen at Genentech so that we can answer those questions relevant to numerous employees at the Town Hall meeting. We are also looking into additional mechanisms to communicate FAQs.

Finally, we continue to move forward with the anti-trust regulatory clearance for the deal. We continue to expect the transaction to close during Q1 ‘07, possibly as early as January. Of course, the closing remains subject to a number of conditions and therefore could occur more quickly or slowly than expected. We will continue to adjust our timelines as we get new information about the expected close date, and will keep you informed as we learn more about the timing of government review. In the meantime, Tanox continues to operate as an independent company.

I look forward to seeing you next week, and thanks for your continued commitment to this planning process and working to bring important new therapies to patients.

Best,

Ashraf

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox filed a preliminary proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”) on November 24, 2006. Stockholders of Tanox are urged to read the preliminary proxy statement and any other relevant documents because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, is set forth in the proxy materials filed by Tanox with the SEC.

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our expectations regarding the closing of the acquisition and the integration of the operations of Tanox and our expectations regarding the timing of our evaluations and decisions for transition plans. Actual results could differ materially. Among other things, the transaction and its timing could be affected or prevented by failure of certain closing conditions to occur, including FTC or other regulatory actions or delays; and integration of the Tanox business (including the timing of our decisions regarding such integration) could be affected by failures in our due diligence review of the Tanox business and failure to retain certain key employees. Please refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Such reports contain and identify important factors that could cause actual results to differ materially from those contained in our forward-looking statements. All such risk factors, including those found in our most recent Form 10-Q filed with the Securities and Exchange Commission, are incorporated by reference into this transcript. We undertake no obligation to update or revise any forward-looking statements in this letter in the future.